On December 30, 2003, all of the 11,435,300 shares of the Class B Common Stock of Beasley Broadcast Group, Inc. owned directly by the George G. Beasley Revocable Trust, dated May 26, 1998 (the "Revocable Trust"), and indirectly by Mr. Beasley, as settlor, trustee and beneficiary of the Revocable Trust, were transferred in the following series of transactions representing, in each case, a mere change in the form of Mr. Beasley's beneficial ownership:  (A)  the Revocable Trust transferred 114,353 shares of the Stock to GGB Family Enterprises, Inc. ("GGB Inc.") in exchange for all of the capital stock of GGB Inc.; (B) immediately thereafter GGB Inc. transferred all 114,353 shares of the Stock held by it to the GGB Family Limited Partnership ("GGB LP") in exchange for a 1% general partnership interest in GGB LP; (C) immediately thereafter the Revocable Trust transferred 11,320,947 shares of the Stock to GGB LP in exchange for a 99% limited partnership interest in GGB LP; (D) immediately thereafter GGB LP made a gift of all 11,435,300 shares of the Stock held by GGB LP to the GGB Family Limited Partnership Florida Intangible Tax Trust.  George G. Beasley is the trustee of the GGB Family Limited Partnership Florida Intangible Tax Trust, the sole beneficiary of which is GGB LP.  Upon completion of these transfers, all 11,435,300 shares of Class B Common Stock are owned directly by the GGB Family Limited Partnership Florida Intangible Tax Trust and indirectly by Mr. Beasley as trustee of the Trust.